Exhibit 99.1
Kennedy Wilson Europe Real Estate Limited Announces Results of its Tender Offer in respect of its £500,000,000 3.95 per cent. Bonds due 2022

THIS ANNOUNCEMENT RELATES TO THE DISCLOSURE OF INFORMATION THAT QUALIFIED OR MAY HAVE QUALIFIED AS INSIDE INFORMATION WITHIN THE MEANING OF ARTICLE 7(1) OF THE MARKET ABUSE REGULATION (EU) 596/2014
NOT FOR DISTRIBUTION IN OR INTO OR TO ANY PERSON LOCATED OR RESIDENT IN THE UNITED STATES OF AMERICA, ITS TERRITORIES AND POSSESSIONS (INCLUDING PUERTO RICO, THE U.S. VIRGIN ISLANDS, GUAM, AMERICAN SAMOA, WAKE ISLAND AND THE NORTHERN MARIANA ISLANDS), ANY STATE OF THE UNITED STATES OF AMERICA OR THE DISTRICT OF COLUMBIA (the United States) OR TO ANY U.S. PERSON (AS DEFINED IN REGULATION S OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (the Securities Act)) OR INTO ANY OTHER JURISDICTION WHERE IT IS UNLAWFUL TO RELEASE, PUBLISH OR DISTRIBUTE THIS ANNOUNCEMENT
15 October 2020. Kennedy Wilson Europe Real Estate Limited (the Offeror) announces today the results of its invitation to holders of its £500,000,000 3.95 per cent. Bonds due 2022 (ISIN: XS1117292554) (the Bonds) to tender their Bonds for purchase by the Offeror for cash (the Offer).
The Offer was announced on 7 October 2020, and was made on the terms and subject to the conditions contained in the tender offer memorandum dated 7 October 2020 (the Tender Offer Memorandum) prepared by the Offeror. Capitalised terms used in this announcement but not defined have the meanings given to them in the Tender Offer Memorandum.
The Expiration Deadline for the Offer was 4.00 p.m. (London time) on 14 October 2020.
As at the Expiration Deadline, £130,190,000 in aggregate nominal amount of the Bonds had been validly tendered for purchase pursuant to the Offer.
The Offeror announces that it has decided to set the Final Acceptance Amount at £130,190,000 in aggregate nominal amount of Bonds. Accordingly, the Offeror will accept for purchase all Bonds validly tendered pursuant to the Offer with no pro rata scaling. Bonds that have not been successfully tendered or accepted for purchase pursuant to the Offer will remain outstanding.
A summary of the results of the Offer appears below:

Description of the Bonds	ISIN / Common Code	Final Acceptance Amount	Scaling Factor	Purchase Price
£500,000,000 3.95 per cent. Bonds due 2022	XS1117292554 / 111729255	£130,190,000	N/A	101 per cent.
The Settlement Date in respect of those Bonds accepted for purchase is expected to be 22 October 2020. Following settlement of the Offer, £369,810,000 in aggregate nominal amount of the Bonds will remain outstanding.
The Offeror will make a final aggregate payment of £133,100,000, comprising the Purchase Price and the Accrued Interest Payment, which will be funded from a combination of current cash on the Offeror’s balance sheet and loan proceeds of approximately £100,500,000 from two of the four previously announced new secured financings. The Offeror continues to have access to a firm commitment for the remaining two new secured financings until 30 November 2020. There can be no assurance that the Offeror will incur indebtedness under one or both of the remaining secured financings.

J.P. Morgan Securities plc (Telephone: +44 20 7134 2468; Attention: Liability Management; Email: liability_management_EMEA@jpmorgan.com) and Morgan Stanley & Co. International plc (Telephone: +44 20 7677 5040; Attention: Liability Management; Email: liabilitymanagementeurope@morganstanley.com) are acting as Dealer Managers for the Offer and Lucid Issuer Services Limited (Telephone: +44 20 7704 0880; Attention: Mu-yen Lo/Thomas Choquet; Email: kennedywilson@lucid-is.com) is acting as Tender Agent.
This announcement is released by the Offeror and contains information that qualified or may have qualified as inside information for the purposes of Article 7 of the Market Abuse Regulation (EU) 596/2014 (MAR), encompassing information relating to the Offer described above. For the purposes of MAR and Article 2 of Commission Implementing Regulation (EU) 2016/1055, this announcement is made by Padmini Singla, General Counsel, Europe of the Offeror.
LEI Number: 213800WIL553Z1T6DZ52
DISCLAIMER This announcement must be read in conjunction with the Tender Offer Memorandum. No offer or invitation to acquire any securities is being made pursuant to this announcement. The distribution of this announcement and/or the Tender Offer Memorandum in certain jurisdictions may be restricted by law. Persons into whose possession this announcement and/or the Tender Offer Memorandum comes are required by each of the Offeror, the Dealer Managers and the Tender Agent to inform themselves about, and to observe, any such restrictions. The Offer has now expired.